UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2005

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

383 Colorow Drive

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2005, NPS Pharmaceuticals, Inc. or NPS, entered into an Employment Agreement with N. Anthony Coles, M.D., under which Dr. Coles will be appointed to serve as Chief Operating Officer, or COO, and President of the company effective November 2, 2005. Dr. Coles will also be elected to the Board of Directors of the company at the regularly scheduled Board meeting to be held November 2 and 3, 2005. In addition, the company has committed to consider the advancement of Dr. Coles to CEO in 6 months of his appointment date.

The employment arrangement provides that Dr. Coles will receive an annual base salary of $450,000. Subsequent increases to his annual base salary will be as determined by the company’s Compensation Committee and approved by the Board. Beginning with calendar year 2006, Dr. Coles will also participate in the company’s Management Incentive Plan, which compensates company executives based on certain performance measures. The target bonus opportunity for Dr. Coles as COO and President for 2006 is 45% of his base salary. Subsequent target bonus opportunities will be as established by the Board. The Compensation Committee will adjust the target bonus opportunity for Dr. Coles when he is appointed CEO.

Dr. Coles, as President and COO, will receive annual long-term incentive target awards with an annual value, based on the fair value of the equity award (e.g. Black-Scholes value of options) of $600,000, to be granted as stock options, restricted stock units, or other vehicles as permitted under the company’s 2005 Omnibus Incentive Plan (2005 Plan). The initial long-term incentive award will be determined for Dr. Coles in January 2006, and will be granted in quarterly installments beginning in January 2006. The Compensation Committee will adjust the amount of long-term incentive target award value for Dr. Coles when he is appointed CEO.

The company will make the following one-time cash payments or awards on his appointment date: a one-time up-front cash payment of $200,000, which will also satisfy the payment of any bonus to Dr. Coles for services rendered to the company by Dr. Coles in November and December 2005; 180,000 restricted stock units, which will vest subject to continued employment as follows, 45,000 on the second year anniversary of hire, 90,000 on the fourth year anniversary of hire, and 45,000 on the fifth year anniversary of hire; 150,000 stock settled stock appreciation rights, or SARs; and 150,000 non-qualified stock options, or NQSOs. No later than May 11, 2006, the company will make an additional grant of 200,000 non-performance based NQSOs to Dr. Coles, or such other equity vehicle, as permitted under the 2005 Plan. The exercise price for the SARs and the NQSOs described above in this paragraph is equal to the fair market value of a share of company common stock on the date of their respective grants. The SARs and the NQSOs will vest over a four year period, with 28% vesting at the end of the first year from the date of grant, and the remainder vesting at a rate of 2% per month thereafter for as long a Dr. Coles is employed by the company.

The company has also agreed to pay relocation costs for Dr. Coles in accordance with its standard policy unless specific costs are otherwise subsequently agreed to by Dr. Coles and the company. Dr. Coles will also be entitled to receive all the other benefits available to employees of the company, such as medical and dental insurance benefits, long-term care insurance, short-term and long-term disability, life insurance, 401(k) plan contribution matching, 125 Cafeteria Plan, annual paid time off, and holidays.

Incidental with Dr. Coles commencement of employment and appointment to the Board, the company will enter into an indemnification agreement with Dr. Coles on the same terms as it has in place with the other officers and directors of the company, as well as the company’s Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition.

The employment agreement has an initial term of 3 years with an automatic 1-year extension unless notice of non-renewal is provided by the company or by Dr. Coles at least 90 days prior to renewal.

Dr. Coles is also entitled to the benefits of the company’s Change in Control Severance Plan. Under the Severance Plan, Dr. Coles is afforded certain severance benefits should his employment with the company be involuntarily terminated, without cause, following a change in control of the company. Under the Severance Plan, Dr. Coles is entitled to twenty-four (24) months of salary equal to his annual base pay and target bonus and any incentive award to which he is entitled prorated for months of service at the time of termination, payable in lump sum; and, reimbursement for total premium cost for medical and dental plans under COBRA for a period of twenty four (24) months or until he secures other benefits, whichever occurs first. The company has also agreed to gross-up any payments to Dr. Coles under the agreement should such payments be subject to the excise tax imposed by section 4999 of the Internal Revenue Code such that the net amount retained by Dr. Coles after deduction of any such excise tax shall be equal to the amount Dr. Coles would have received had there been no excise tax imposed on the payments.

Dr. Coles is an employee at will, whose employment may be terminated at any time, though he will be entitled to certain benefits under the employment agreement. If the Company terminates Dr. Coles without cause, as defined in the agreement, he will receive his annual base salary for the longest of the remainder of the agreement term or twenty-four (24) months. He will also be entitled to immediate vesting of all of the one-time equity awards granted to Dr. Coles upon his commencement of employment with the company described above. Additionally, that portion of Dr. Coles stock awards that would have vested if he had remained employed for an additional twenty-four (24) months will immediately vest on the date of termination and each stock award will remain exercisable for the longer of (a) twenty-four (24) months, or (b) such other period as Dr. Coles may be entitled under any company stock option plan, grant agreement, or retirement plan.

If Dr. Coles chooses to terminate his employment for good reason, which is defined as not being named CEO of the Company within six (6) months of his appointment as President and COO, he will receive his annual base salary and target annual incentive provided under this agreement for the longest of the remainder of the agreement term or twenty four (24) months. He will also be entitled to immediate vesting of all of the one-time equity awards granted to Dr. Coles upon his commencement of employment with the company described above. Additionally, that portion of Dr. Coles stock awards that would have vested if he had remained employed for an additional twenty-four (24) months will immediately vest on the date of termination and each stock award will remain exercisable for the longer of (a) twenty-four (24) months, or (b) such other period as Dr. Coles may be entitled under any company stock option plan, grant agreement, or retirement plan.

The employment agreement further provides that should Dr. Coles’ employment terminate as a result of death or total disability, Dr. Coles, or his estate, will be entitled to a prorated annual incentive and pro-rated long-term incentive, if applicable, based upon the number of weeks of service performed in the performance cycle and based on performance to date as determined by the Board. He will also be entitled to immediate vesting of all of the one-time equity awards granted to Dr. Coles upon his commencement of employment with the company described above. Vested options will remain exercisable in accordance with the terms of the 2005 Omnibus Incentive Plan.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective November 2, 2005, NPS Pharmaceuticals, Inc. appointed N. Anthony Coles as President and Chief Operating Officer of the company. The information set forth under Item 1.01 of this Form 8-K is incorporated in this Item 5.02(c) by this reference. A copy of NPS’s news release announcing Dr. Coles’s appointment is attached as Exhibit 99.1 to this report.

Dr. Coles has served as the Senior Vice President of Commercial Operations of Vertex Pharmaceuticals, a global biotechnology company, from 2002 to October 2005. Prior to joining Vertex, beginning in 1996, Dr. Coles served in a variety of positions with Bristol-Myers Squibb. Dr. Coles served as Senior Vice President of Strategy and Policy at Bristol-Myers Squibb. Prior to this, Dr. Coles was Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology, where he was responsible for overall brand positioning and franchise planning for a $1.8 billion portfolio. From 1996-2000, Dr. Coles held a variety of senior positions in cardiovascular sales franchise management at Bristol-Myers Squibb. He began his business career at Merck & Co. in 1992, where he progressed through positions of increased responsibility that focused on strategic marketing to managed care companies and hospitals, and he had operational responsibility for a portfolio of cardiovascular drugs. Prior to joining Merck, Dr. Coles was a Research Fellow at Harvard Medical School. He completed his cardiology and internal medicine training at Massachusetts General Hospital. Dr. Coles holds a Bachelor of Science from Johns Hopkins University, a Master of Public Health from Harvard University, and a Doctor of Medicine from Duke University.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release issued by the Company on November 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2005	NPS PHARMACEUTICALS, INC.

	By:	/s/ KEVIN J. ONTIVEROS
Kevin J. Ontiveros
Assistant General Counsel, Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by NPS Pharmaceuticals, Inc. on November 1, 2005.